EXHIBIT 99.1

SigmaTron International, Inc. Reports First Quarter Financial Results for Fiscal 2011

ELK GROVE VILLAGE, Ill., Sept. 13, 2010 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company,today reported revenues and earnings for the fiscal quarter ended July 31, 2010.

Revenues increased to $38.1 million in first quarter of fiscal 2011 from $26.3 million for the same quarter in the prior year. Net income increased to $857,989 for the period ended July 31, 2010 compared to a loss of ($402,475) for the same period in the prior year. Basic earnings (loss) per share and diluted earnings (loss) per share for the quarter ended July 31, 2010, were both $0.22, compared to a loss of ($0.11) for both for the same quarter ended July 31, 2009.

Commenting on SigmaTron's first quarter fiscal 2011 results, Gary R. Fairhead, President and Chief Executive Officer, said, "Continuing our momentum from our last quarter, I am pleased to report a fourth consecutive profitable quarter with an increase in revenue and operating income over the fourth quarter of fiscal 2010. Since our first quarter has historically been one of our slower quarters, the continuing momentum in both areas was a pleasant development. Our results were driven by both increased revenue from existing customers and the addition of some new customers coming up to speed.

"Looking forward, we recently made the decision to relocate our facility in Hayward, California to a different facility in Union City two miles away. We feel that the new facility is better suited to meet the needs of our business and customers. We also believe that the new facility will assist us in the sales process and in operations as we endeavor to grow our business in the medical and aviation/defense markets.

"However, with the relocation come accounting rules that requires us to take expenses related to the move immediately yet spread certain negotiated benefits over the term of the lease, which is ten years. In fact, the results we are reporting for the first quarter are after booking $212,500 of expense related to the relocation, and there will be an even greater expense in the second quarter related to the move. The range of the additional expense is expected to be between $500,000 and $1,000,000 and will obviously negatively impact our second quarter's results. However, once the relocation is finished, our operating expenses related to the building for our current California operation will be lower and the new opportunities greater.

"While it is gratifying to be able to report this positive news regarding our first quarter, I remain concerned about the uncertainty and volatility that I see in both the global and U.S. economies. While our backlog in general has remained steady and we have several new customers or programs with existing customers starting this fall, the demand for product for the balance of this year could change quickly. We remain vigilant regarding this possibility and we are prepared to act if the economy slows significantly. However, we remain hopeful that we have seen the worse and that we will continue to grow the Company for the balance of this fiscal year."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Hayward, California and Suzhou-Wujiang, China.  SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the Company. Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including, but not necessarily limited to, the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the current turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic, labor and political systems and conditions; currency exchange fluctuations; the expenses and savings from the relocation of our Hayward, California facility; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of such filings, and the Company undertakes no obligation to update such statements in light of future events or otherwise unless otherwise required by law.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months	Three Months
	Ended	Ended
	July 31,	July 31,
	2010	2009

Net sales	$38,061,373	$26,330,054

Cost of products sold	33,403,219	24,070,201

Gross profit	4,658,154	2,259,853

Selling and administrative expenses	3,053,186	2,576,841

Operating income (loss)	1,604,968	(316,988)

Other expense	243,298	321,793

Income (loss) from operations before income tax	1,361,670	(638,781)

Income tax expense (benefit)	503,681	(236,306)

Net income (loss)	$857,989	($402,475)

Net income (loss) per common share -- basic	$0.22	($0.11)

Net income (loss) per common share -- assuming dilution	$0.22	($0.11)

Weighted average number of common equivalent
shares outstanding - assuming dilution	3,877,079	3,822,556

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 31,	April 30,
	2010	2010

Assets:

Current assets	$77,730,527	$69,332,932

Machinery and equipment-net	26,391,470	25,176,664

Intangible assets	312,895	363,671
Other assets	730,407	822,341

Total assets	$105,165,299	$95,695,608

Liabilities and shareholders' equity:

Current liabilities	$28,419,473	$27,165,130

Long-term obligations	28,220,216	20,867,271

Stockholders' equity	48,525,610	47,663,207

Total liabilities and stockholders' equity	$105,165,299	$95,695,608
CONTACT:  SigmaTron International, Inc.
          Linda K. Frauendorfer
          1-800-700-9095